CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board of
Koninklijke Philips Electronics N.V.

We consent to the use of our report dated October 28, 2008 with respect to the statements of financial condition of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan as of July 31, 2008 and 2007 and the related statements of income (loss) and changes in plan equity for each of the years in the three-year period ended July 31, 2008, incorporated herein by reference, which report appears in the Annual Report of the Koninklijke Philips Electronics N.V. Nonqualified Stock Purchase Plan on Form 11-K.

/s/ KPMG LLP

New York, New York

February 23, 2009